Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Announces Pricing of
5,250,000 Common Units

HOUSTON, March 11, 2004 — Natural Resource Partners L.P. (NYSE: NRP) today announced that it has priced a public offering of 5,250,000 common units at $39.96. The underwriters have an option to purchase up to 787,500 additional units to cover over-allotments, if any. The offering was increased by 650,000 units from the initial 4.6 million units announced for sale.

Net proceeds from the offering, including the general partner’s proportionate capital contribution, will be approximately $202.6 million. A portion of the net proceeds will be used to repay in full the $102.5 million of debt outstanding under NRP’s credit facility. The remaining $100.1 million will be used to redeem 2,616,752 common units held by Arch Coal, Inc. The offering is expected to close on March 16, 2004.

To the extent the underwriters exercise the over-allotment option, the net proceeds would be used to redeem up to the remaining 278,918 common units held by Arch Coal, as well as up to 508,582 common units held by Great Northern Properties Limited Partnership, an affiliate of NRP’s general partner.

Citigroup and Lehman Brothers are joint lead managers and Citigroup will act as the sole book-running lead manager. In addition, A.G. Edwards & Sons, Inc., UBS Investment Bank, Wachovia Securities, Friedman Billings Ramsey, RBC Capital Markets and Sanders Morris Harris will act as co-managers of the offering.

A copy of the prospectus supplement and related base prospectus relating to the offering may be obtained from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attn: Prospectus Department, Telephone: 718-765-6732 or Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 631-254-7106, or from any of the other underwriters.

This does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated sale of 5,250,000 common units and the potential exercise of the over-allotment. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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